UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Cabela’s Incorporated

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To: All Cabela’s CLUB Outfitters

From: Sean Baker, President, World’s Foremost Bank

Date: April 17, 2017

Re: What Today’s Announcement Means for World’s Foremost Bank

As you hopefully saw this afternoon in the Cabela’s press release and Tommy Millner’s note to all Outfitters, we announced some changes today to the transaction agreements with Bass Pro Shops and Capital One that keep us on track to complete the process in the third quarter of 2017, subject to regulatory approvals and other customary closing conditions.

We’re pleased to be working with both Capital One and Synovus. Under the revised terms, Synovus Bank, a regional bank based in Columbus, Georgia, with about $30 billion in assets, will acquire World’s Foremost Bank, including certain assets and certain liabilities. Once the transaction is complete, Synovus will retain the deposits and immediately thereafter sell the Bank’s credit card assets and related liabilities to Capital One.

While we’ve added another party to the transaction, the outcome for you is the same as it was before. Capital One will become the exclusive issuing partner of Cabela’s branded CLUB Visa program, and they still intend to maintain the Cabela’s CLUB servicing center operations in Lincoln, Nebraska. There are no changes to the existing plan that our transition teams have been preparing for upon closing, other than any changes needed to complete the sale and conversion of the bank CDs, which will now be sold to Synovus instead of Capital One.

To that end, all Letters of Intent to Employ from Capital One and Bass Pro Shops remain valid and unaffected. Outfitters who received a Letter of Intent should expect to receive an offer letter closer to the close of the transactions. We also do not expect any significant near-term changes to the Cabela’s CLUB reward program. Finally, we are reviewing the transition timelines and calendars, and will communicate any changes in expected timing for completing the transactions within the next two weeks.

There are many people working tirelessly to ensure that the merger is completed as soon as possible. In the meantime, it’s important that we all continue to deliver the same exceptional service to our customers in our stores and in our CLUB Visa program.

As always, if you receive any questions from the media or other outside parties, please forward them to Christine Wamsley at (308)-255-1204.

Thank you for your hard work and dedication to Cabela’s.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of Cabela’s Incorporated (the “Company”) or the solicitation of any vote or approval. This communication is being made in respect of the proposed merger involving the Company, Bass Pro Group, LLC (“Bass Pro Group”) and a wholly-owned subsidiary of Bass Pro Group, among other things. The proposed merger of the Company will be submitted to the stockholders of the Company for their consideration. In connection therewith, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement. However, such documents are not currently available. The definitive proxy statement regarding the proposed merger will be made available to the stockholders of the Company. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED MERGER AND ANY OTHER RELEVANT DOCUMENTS

FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the definitive proxy statement regarding the proposed merger, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.cabelas.com under the heading “SEC Filings” in the “Investor Relations” portion of the Company’s website. Stockholders of the Company may also obtain a free copy of the definitive proxy statement regarding the proposed merger and any filings with the SEC that are incorporated by reference in such definitive proxy statement by contacting the Company’s Investor Relations Department at (308) 255-7428.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about the directors and executive officers of the Company is set forth in its definitive proxy statement for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on November 17, 2016, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement regarding the proposed merger and other relevant materials to be filed with the SEC when they become available.